EXHIBIT 12




Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges



                                                                                   Three months ended
                                                                                        March 31,
(Dollars in millions)                                                            1999              1998
---------------------------------------------------------------------------------------------------------------
Income:
    Income before provision for income taxes                               $          28.8   $          20.7
    Fixed charges                                                                     33.9              33.7
                                                                           ------------------------------------
    Income before provision for income taxes and fixed charges             $          62.7   $          54.4
                                                                           ====================================

Fixed charges:
    Interest expense                                                       $          33.0   $          32.5
    Preferred stock dividends                                                          0.9               1.2
                                                                           ------------------------------------
                                                                           $          33.9   $          33.7
                                                                           ====================================

Ratio of income before provision for income taxes and fixed
    charges to fixed charges                                                           1.85              1.61
                                                                           ====================================